Exhibit 99.1
Contact: David Reavis     (216) 429-5036
For release Thursday, January 29, 2015
TFS Financial Corporation Earnings Remain Steady
Focus Remains on Growing Balance Sheet, Repurchasing Stock, Paying Dividends
(Cleveland, OH - January 29, 2015) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three month period ended December 31, 2014.
The Company reported net income of $16.6 million for the quarter ended December 31, 2014, compared to net income income of $16.0 million for the quarter ended December 31, 2013. The increase in net income for the quarter is largely the result of a lower provision for loan losses partially offset by an increase in non-interest expense.
“We continue to focus on our three-dimensional approach of adding value for our shareholders by growing our balance sheet, repurchasing stock and paying dividends,” said Marc A. Stefanski, Third Federal’s Chairman and CEO. “On the heels of our strongest year since we went public in 2007, our earnings this quarter remained steady as we grew by more than a quarter billion dollars, adding many new customers from the 22 states we serve.  Our customers are always our top priority, so we’re excited to continue to expand our product options to meet their financing needs. It continues to feel like Sunshine and Blue Skies at Third Federal.”
Net interest income was slightly lower than the prior year quarter, as the increase in interest income in the current period was less than the increase in interest expense. The average cost of our interest-bearing liabilities has been reduced by managing retail deposit pricing and gathering additional funds as needed via wholesale channels, but an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics, also tempered the decline in the average cost of interest-bearing liabilities. Interest income was higher due to an increase in the balance of interest-earning assets offsetting the lower yields received on those assets. Net interest income was $67.1 million for the quarter ended December 31, 2014 and $67.8 million for the quarter ended December 31, 2013. The interest rate spread for the quarter ended December 31, 2014 was 1.99% compared to 2.29% in the same quarter last year. The net interest margin for the quarter ended December 31, 2014 was 2.14% compared to 2.47% in the same quarter last year. A strategy to increase net income was implemented in the current quarter. The strategy involves borrowing, on an overnight basis, approximately $1 billion of additional funds from the FHLB. The proceeds of the borrowing, net of the required investment in FHLB stock, are deposited at the Federal Reserve. The essentially risk-free strategy serves to increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. The strategy is not utilized at quarter end. The Company expects to continue this strategy as long as it is effective in increasing net income.
Reflecting continued improved loan performance, the Company recorded a provision for loan losses of $2.0 million for the three months ended December 31, 2014 compared to $6.0 million for the three months ended December 31, 2013. The Company reported $3.6 million of net loan charge-offs for the three months ended December 31, 2014 compared to $13.3 million for the three months ended December 31, 2013. Of the $3.6 million of net charge-offs, $2.2 million occurred in the equity loans and lines of credit portfolio, $0.6 million occurred in the residential core portfolio and $0.9 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, which totaled $149.7 million at December 31, 2014 and $154.2 million at September 30, 2014. The allowance for loan losses was $79.8 million, or 0.74% of total loans receivable, at December 31, 2014, compared to $81.4 million, or 0.76% of total loans receivable, at September 30, 2014.

Non-accrual loans decreased $8.7 million to $126.8 million, or 1.17% of total loans, at December 31, 2014 from $135.5 million, or 1.27% of total loans, at September 30, 2014. The $8.7 million decrease in non-accrual loans for the quarter ended December 31, 2014 consisted of a $5.8 million decrease in the residential core portfolio; a $1.7 million decrease in the Home Today portfolio; and a $1.2 million decrease in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $3.0 million to $90.0 million, or 0.83% of total loans receivable, at December 31, 2014 from $93.0 million, or 0.87% of total loans receivable, at September 30, 2014.
Total troubled debt restructurings decreased $1.8 million at December 31, 2014, to $184.6 million from $186.4 million at September 30, 2014. Of the $184.6 million of troubled debt restructurings recorded at December 31, 2014, $58.6 million was in the Home Today portfolio, $106.1 million was in the residential core portfolio and $20.0 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $76.6 million at December 31, 2014 and $79.5 million at September 30, 2014.
Total non-interest expenses increased $3.1 million, to $46.0 million, for the three months ended December 31, 2014, from $42.9 for the three months ended December 31, 2013, with increases in compensation, marketing and real estate owned expenses being partially offset by a decrease in other operating expenses.
Total assets increased by $264.6 million, or 2%, to $12.07 billion at December 31, 2014 from $11.80 billion at September 30, 2014. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities and an increase in FHLB stock.
The combination of cash and cash equivalents and investment securities increased $106.0 million, or 14%, to $856.3 million at December 31, 2014 from $750.3 million at September 30, 2014, to maintain liquidity levels. The average balance of interest-earning cash equivalents for the three months ended December 31, 2014 was $1.16 billion, reflecting the larger investment balance maintained during most of the quarter in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $136.4 million, or 1%, to $10.77 billion at December 31, 2014 from $10.64 billion at September 30, 2014. During the three months ended December 31, 2014, loan sales of $24.0 million were completed, consisting of $20.2 million of first mortgage loan originations sold to Fannie Mae, and $3.8 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $0.7 million. During the three months ended December 31, 2013, loan sales of $20.9 million were completed, consisting of $11.1 million of first mortgage loan originations sold to Fannie Mae, and $9.8 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $0.3 million. Residential core mortgage loans, including those held for sale, increased $163.7 million during the three months ended December 31, 2014, while the equity loans and lines of credit portfolio decreased $19.6 million. First mortgage loan originations were $520.0 million for the three months ended December 31, 2014, of which 46% were adjustable rate mortgages, and 30% were fixed-rate mortgages with terms of 10 years or less.
FHLB stock increased $23.7 million, or 59%, to $64.1 million at December 31, 2014 from $40.4 million at September 30, 2014, as a result of the increased investment requirement related to the strategy to increase net income discussed earlier.
Deposits decreased $114.7 million, or 1%, to $8.54 billion at December 31, 2014 from $8.65 billion at September 30, 2014. The decrease in deposits was the result of a $15.6 million decrease in our savings accounts, a $15.1 million increase in our checking accounts, and a $114.2 million decrease in our certificates of deposit ("CDs") for the three months ended December 31, 2014. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $389.2 million and $356.7 million of brokered CDs at December 31, 2014 and September 30, 2014, respectively.
Borrowed funds, all from the FHLB, increased $366.1 million, to $1.50 billion at December 31, 2014 from $1.14 billion at September 30, 2014. This increase reflects a combination of an additional $150.1 million of mainly four- to five-year term advances and $224.0 million of higher overnight advances, offset by other principal repayments, as a combination of loan growth and reduced deposits led to increased cash demands during the period. The average balance of borrowed funds for the three months ended December 31, 2014 was $2.26 billion, reflecting the larger borrowing balance maintained during most of the quarter in connection with the strategy to increase net income discussed earlier.
Accrued expenses and other liabilities increased $47.0 million, to $87.3 million at December 31, 2014 from $40.3 million at September 30, 2014. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and are in the process of being remitted to various taxing agencies.

Total shareholders' equity decreased $26.8 million, or 1%, to $1.81 billion at December 31, 2014 from $1.84 billion at September 30, 2014. Activity reflects $16.6 million of net income in the current fiscal year reduced by $41.6 million of repurchases of common stock and a quarterly dividend of $4.7 million and further impacted by a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. A total of 2,802,500 shares were repurchased at an average cost of $14.83 per share during the quarter ended December 31, 2014. At December 31, 2014, there were 6,583,450 shares remaining to be purchased under the Company's sixth repurchase program. The Company declared and paid a quarterly dividend of $0.07 per share during the quarter ended December 31, 2014. As a result of a July 31, 2014 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 76% of the outstanding stock of the Company, waived the receipt of its share of the dividend paid, and is expected to waive its right to receive up to a total of $0.14 per share of future quarterly dividends from the Company prior to July 31, 2015.
At December 31, 2014, all capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The tier 1 risk-based capital ratio was 23.11% and the total risk-based capital was 24.31% for the Association. The Association's current capital ratios reflect a $66 million cash dividend payment that the Association made to the Company, its sole shareholder, on December 22, 2014. Because of its intercompany nature, this dividend payment had no impact on the Company's capital ratios or its consolidated statement of condition. Additionally, the tier 1 risk-based capital ratio was 27.12% and the total risk-based capital was 28.31% for the Company.
The Company will host a conference call to discuss its operating results for the quarter ended December 31, 2014 at 10:00 a.m. (ET) on Friday January 30, 2015. The toll-free dial-in number is 866-952-7532, Conference ID TFSLQ115. A telephone replay will be available beginning at 2:00 p.m. (ET) on January 30, 2015 by dialing 800-839-2435. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning February 2, 2015. The slides for the conference call will be available on the Company's website.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of December 31, 2014, the Company’s assets totaled $12.1 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the DFA and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2014	September 30, 2014
ASSETS
Cash and due from banks	$28,149	$26,886
Interest-earning cash equivalents	247,671	154,517
Cash and cash equivalents	275,820	181,403
Investment securities:
Investment securities available for sale (amortized cost $581,480 and $570,549 respectively)	580,467	568,868
Mortgage loans held for sale, at lower of cost or market ($0 and $4,570 measured at fair value, respectively)	1,379	4,962
Loans held for investment, net:
Mortgage loans	10,844,202	10,708,483
Other loans	4,636	4,721
Deferred loan fees, net	1,643	(1,155)
Allowance for loan losses	(79,762)	(81,362)
Loans, net	10,770,719	10,630,687
Mortgage loan servicing assets, net	11,229	11,669
Federal Home Loan Bank stock, at cost	64,086	40,411
Real estate owned	21,984	21,768
Premises, equipment, and software, net	56,407	56,443
Accrued interest receivable	31,926	31,952
Bank owned life insurance contracts	191,484	190,152
Other assets	62,342	64,880
TOTAL ASSETS	$12,067,843	$11,803,195
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,539,214	$8,653,878
Borrowed funds	1,504,705	1,138,639
Borrowers’ advances for insurance and taxes	74,354	76,266
Principal, interest, and related escrow owed on loans serviced	49,577	54,670
Accrued expenses and other liabilities	87,300	40,285
Total liabilities	10,255,150	9,963,738
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 299,146,837 and 301,654,581 outstanding at December 31, 2014 and September 30, 2014, respectively	3,323	3,323
Paid-in capital	1,701,982	1,702,441
Treasury stock, at cost; 33,171,913 and 30,664,169 shares at December 31, 2014 and September 30, 2014, respectively	(417,578)	(379,109)
Unallocated ESOP shares	(65,001)	(66,084)
Retained earnings—substantially restricted	600,202	589,678
Accumulated other comprehensive loss	(10,235)	(10,792)
Total shareholders’ equity	1,812,693	1,839,457
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,067,843	$11,803,195

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2014	2013
INTEREST INCOME:
Loans, including fees	$91,835	$90,401
Investment securities available for sale	2,555	2,100
Other interest and dividend earning assets	1,346	518
Total interest and dividend income	95,736	93,019
INTEREST EXPENSE:
Deposits	24,476	23,262
Borrowed funds	4,124	1,962
Total interest expense	28,600	25,224
NET INTEREST INCOME	67,136	67,795
PROVISION FOR LOAN LOSSES	2,000	6,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	65,136	61,795
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,158	2,289
Net gain on the sale of loans	698	339
Increase in and death benefits from bank owned life insurance contracts	1,901	1,613
Other	1,196	837
Total non-interest income	5,953	5,078
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,565	22,082
Marketing services	4,500	3,253
Office property, equipment and software	5,393	4,989
Federal insurance premium and assessments	2,461	2,547
State franchise tax	1,403	1,687
Real estate owned expense, net	2,700	1,945
Other operating expenses	5,951	6,356
Total non-interest expense	45,973	42,859
INCOME BEFORE INCOME TAXES	25,116	24,014
INCOME TAX EXPENSE	8,472	7,990
NET INCOME	$16,644	$16,024

Earnings per share—basic and diluted	$0.06	$0.05
Weighted average shares outstanding
Basic	293,797,138	300,634,212
Diluted	296,128,813	301,868,676

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$1,161,162	$739	0.25%	$236,681	$159	0.27%
Investment securities	2,023	6	1.19%	7,181	8	0.45%
Mortgage-backed securities	568,359	2,549	1.79%	473,791	2,092	1.77%
Loans (1)	10,764,981	91,835	3.41%	10,222,086	90,401	3.54%
Federal Home Loan Bank stock	62,563	607	3.88%	35,680	359	4.02%
Total interest-earning assets	12,559,088	95,736	3.05%	10,975,419	93,019	3.39%
Noninterest-earning assets	312,742			297,358
Total assets	$12,871,830			$11,272,777
Interest-bearing liabilities:
NOW accounts	$989,982	$352	0.14%	$1,025,147	$365	0.14%
Savings accounts	1,652,630	790	0.19%	1,813,501	950	0.21%
Certificates of deposit	5,930,742	23,334	1.57%	5,526,519	21,947	1.59%
Borrowed funds	2,256,041	4,124	0.73%	817,687	1,962	0.96%
Total interest-bearing liabilities	10,829,395	28,600	1.06%	9,182,854	25,224	1.10%
Noninterest-bearing liabilities	205,331			221,956
Total liabilities	11,034,726			9,404,810
Shareholders’ equity	1,837,104			1,867,967
Total liabilities and stockholders’ equity	$12,871,830			$11,272,777
Net interest income		$67,136			$67,795
Interest rate spread (2)(3)			1.99%			2.29%
Net interest-earning assets (4)	$1,729,693			$1,792,565
Net interest margin (2)(5)		2.14%			2.47%
Average interest-earning assets to average interest-bearing liabilities	115.97%			119.52%

(1)	Loans include both mortgage loans held for sale and loans held for investment

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.